Filed Pursuant to Rule 433

Registration No. 333-128153

January 27, 2006

Contact:	John Holowko
dELiA*s, Inc.
212/807-9060

For immediate release:

dELiA*s, INC. ANNOUNCES FILING OF FIRST 10-Q

AND SCHEDULES CONFERENCE CALL

New York, NY – January 27, 2006 – dELiA*s, Inc., (NASDAQ:DLIA) a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, yesterday filed its report on Form 10-Q with the Securities and Exchange Commission in which it reported financial results for the third quarter ended October 31, 2005. These financial results previously had been included in the company’s prospectus dated December 30, 2005 which it filed with the SEC in connection with its ongoing $20 million rights offering.

In addition, the company cordially invites interested parties to listen to a conference call with senior management discussing its business and the recent spinoff from Alloy, Inc.

The live webcast will take place on:

Wednesday, February 1, 2006

5:00 P.M. (ET)

http://www.deliasinc.com

Speaking from management:

Rob Bernard, Chief Executive Officer

Walter Killough, Chief Operating Officer

John Holowko, Chief Financial Officer

Participants may also listen to the conference call replay by logging onto www.deliasinc.com. The archived webcast will be accessible following the conference call.

If you have any questions, please contact Denise Ragoo at dELiA*s, Inc. (212) 590-6221.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it. Requests for copies of the prospectus may be made to Edward Taffet, General Counsel of dELiA*s. Mr. Taffet can be reached at 435 Hudson Street, New York, New York 10014, by telephone at (212) 807-9060 or by email at spinoff@delias.com. The prospectus is also available for download from the “SEC Filings” section of the company’s corporate website: www.deliasinc.com.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands — dELiA*s, Alloy and CCS — generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.